Exhibit 4.1

GLOBALSTAR, INC.

AMENDMENT TO WARRANT NUMBER [__]

TO PURCHASE COMMON STOCK OF GLOBALSTAR, INC.

Original Date of Issuance: ________________

This Amendment (the “Amendment”) dated ______, 2010 amends Warrant Number[s] [__] dated ____________, 2009 (the “Warrant”) issued by Globalstar, Inc., a Delaware corporation (the “Company”) to [_______________] (the “Holder”), pursuant to which the Holder is entitled to subscribe for and purchase up to [__________] shares of the voting common stock of the Company, par value $0.0001 per share (the “Common Stock”). Capitalized terms used but not defined in this Amendment have the meanings given to them in the Warrant.

WHEREAS, pursuant to Section 14 of the Warrant, the written consent of the Company and the Holder is required to amend any provision of the Warrant; and

WHEREAS, the Holder and the Company desire to amend the Warrant as set forth herein.

NOW, THEREFORE, for good and valuable consideration, the parties hereto agree as follows:

1.           Amendments.

1.1           The definition of “Exercise Period” in Section 1(C) of the Warrant is hereby amended and restated in its entirety as follows:

“(C)           “Exercise Period” means the period beginning on the date hereof and ending on June 8, 2010, unless sooner terminated as provided below.”

1.2           The Company and the Holder acknowledge that the current Exercise Price is $0.87.

1.3           The introductory paragraph of Section 2 of the Warrant is hereby amended and restated as follows:

“2.  Exercise of Warrant.  Subject to Section 2.4, the rights represented by this Warrant may be exercised in whole or in part at any time during the Exercise Period, by delivery of the following to the Company at its address set forth on the signature page hereto (or at such other address as it may designate by notice in writing to the Holder):

(A)           an executed Notice of Exercise in the form attached hereto; and

(B)           payment of the Exercise Price in cash or by wire transfer of immediately available funds.

1.4           Section 2.1 of the Warrant is hereby deleted and replaced with [Intentionally Deleted] and all references to Section 2.1 shall not be applicable.

1.5           All other terms of the Warrant shall remain unchanged.

2.           Cash Consideration. In consideration for the Holder executing this Amendment, for agreeing to reduce the term of the Warrant and for agreeing to eliminate the option to pay the exercise price by “cashless exercise,” the Company hereby agrees to pay to the Holder in immediately available funds cash consideration in the amount of $_______, to be paid contemporaneously with the execution of this Amendment, but in no event more than one (1) business day thereafter.

3.           The Company represents, warrants and agrees that:

3.1           it has all the requisite authority and power to enter into and consummate the transactions contemplated herein and such transactions shall not contravene any contractual, regulatory, statutory or other obligation or restriction applicable to the Company;

3.2           this Amendment has been duly and validly authorized, executed and delivered by the Company, and shall constitute a legal, valid, and binding obligation of the Company, enforceable against it in accordance with its terms, except as the enforcement thereof may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium, or similar laws affecting the enforcement of creditors’ rights generally and general equitable principles whether in a proceeding in equity or at law;

3.3           it has a sufficient number of authorized and unissued shares of voting common stock to consummate the exercise of the Warrant;

3.4           any shares issued to Holder pursuant to an exercise of the Warrant shall be freely tradable unlegended Common Stock that may be sold into the public market, subject to the accuracy of Holder’s representations in Section 4.4 below; and

3.5           if, from the date of this Amendment until September 1, 2010: (A) the Company enters into any other arrangement related to the warrants issued concurrently with the Warrant that involves payment of any consideration for agreeing to reduce the term of the warrant, eliminating the option to pay the exercise price by “cashless exercise” or for the exercise of any such warrants prior to their stated term (other than shares issued pursuant to the existing terms of the warrants); and (B) the Consideration Premium (as defined below) given by the Company in connection therewith exists (a “Subsequent Transaction”), then the Company will promptly (but in any event, within three business days) pay to the Holder an amount in cash equal to the Consideration Premium given in the Subsequent Transaction.  For the purposes hereof, the “Consideration Premium” of any warrants amended by the Company will mean an amount equal to: (A) (i) any aggregate reduction in the Exercise Price for such warrants in the Subsequent Transaction paid to the Company not in accordance with the terms of the original warrants; plus (ii) any consideration given in the Subsequent Transaction, cash or otherwise; minus (B) any cash consideration given in consideration of this Amendment; and (C) with the resulting amount adjusted pro rata based on the applicable number shares of Common Stock underlying the warrants.

4.            The Holder  represents and warrants that:

4.1           it has the authority to enter into the transactions and consummate the transactions contemplated herein and such transactions shall not contravene any contractual, regulatory, statutory or other obligation or restriction applicable to the Holder;

4.2           the Amendment has been duly and validly authorized, executed and delivered by the Holder, and shall constitute a legal, valid, and binding obligation of the Holder, enforceable against it in accordance with its terms, except as the enforcement thereof may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium, or similar laws affecting the enforcement of creditors’ rights generally and general equitable principles whether in a proceeding in equity or at law;

4.3           it has sufficient knowledge and experience in financial and business matters so as to be capable of bearing the economic risks of participation in this Amendment, and it is capable of evaluating the merits and risks of participating in this Amendment, including any risks associated with surrendering certain rights related to the Warrants; and

4.4           it is not an affiliate of the Company as such term is defined in Rule 144 promulgated under the Act.

5.           Public Disclosure.  On or before 8:30 a.m., New York City time, on June 4, 2010, the Company shall file a Current Report on Form 8-K describing the material terms of the transactions contemplated by the Amendment in the form required by the Securities Exchange Act of 1934, as amended, and attaching the Amendment as an exhibit to such filing) (including all attachments, the “8-K Filing”). From and after the 8-K Filing with the Securities and Exchange Commission, the Company hereby covenants and agrees that the Holder shall not be in possession of any material, nonpublic information received from the Company, any of its subsidiaries or any of their respective officers, directors, employees or agents, that is not disclosed in the 8-K Filing. The Company shall not, and shall cause each of its subsidiaries and its and each of their respective officers, directors, employees and agents, not to, provide the Holder with any material, nonpublic information regarding the Company or any of its subsidiaries from and after the 8-K Filing with the Securities and Exchange Commission without the prior express written consent of the Holder.

6.           Miscellaneous. This Amendment may be executed in multiple original counterparts, each of which shall be an original, but all of which shall constitute one and the same Amendment.  This Amendment and all rights, obligations and liabilities hereunder shall be governed by, and construed in accordance with, the internal laws of the State of New York, without giving effect to the principles of conflicts of law that would require the application of the laws of any other jurisdiction.

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IN WITNESS WHEREOF, the Holder and the Company have executed this Amendment as of ______________, 2010.

THE HOLDER:

[Insert name]

By:
Name:
Title:

THE COMPANY:

GLOBALSTAR, INC.

By:
Name:
Title: